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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 333-58995

                              Mid-State Trust VII
              (Issuer in respect of the Mid-State Trust VII 6.34%
                              Asset-Backed Bonds)
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            (Exact name of registrant as specified in its charter)


             c/o First Union National Bank, 230 South Tryon Street
                    Charlotte, NC 28288-1179, (704) 383-9568
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                  Mid-State Trust VII 6.34% Asset-Backed Bonds
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12h-3(b)(1)(i)    /x/        Rule 15d-6               /x/

        Approximate number of holders of record as of the certification or notice date: 1
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Mid-State Trust VII has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 21, 1999                   BY: First Union National Bank,
      -----------------                   as Indenture Trustee and on behalf
                                          of Mid-State Trust VII
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                                      BY: /s/ Robert Ashbaugh
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